Exhibit 99.1

X-Rite Announces Fourth Quarter and Fiscal Year 2008 Financial Results

Company announces first quarter 2009 sales update

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 17, 2009--X-Rite, Incorporated (NASDAQ:XRIT) today announced its fourth quarter and full year 2008 financial results.

Highlights of today’s announcement:

  Fourth quarter and full year 2008 sales of $60.8 million and $261.5 million, respectively
  Initial customer shipments and positive customer feedback for two new next generation product lines - the MA 98 with xDNA and the iVue Paint Matching System
  Cost management actions yielded better than expected 2008 adjusted EBITDA of $16.0 million in the fourth quarter and $60.7 million for the full year
  EBITDA margin of 26.3 percent for the fourth quarter and 23.2 percent for the full year of 2008
  A stronger balance sheet evidenced by $50.8 million in cash and a reduced debt balance of $270.9 million at year end

The Company reported fourth quarter 2008 net sales of $60.8 million, including $8.6 million from Pantone, compared to fourth quarter 2007 pro forma net sales of $76.2 million, including $12.1 million from Pantone. Inclusive of a significant non-cash impairment charge, the Company reported a fourth quarter 2008 net loss of $64.7 million, or a loss of $1.02 per share.

In connection with its required annual goodwill and indefinite-lived intangible asset impairment testing, the Company recorded an impairment charge of $58.1 million or $0.92 per share, related to the 2007 acquisition of Pantone. This charge is a non-cash item and will not affect the Company's cash flows, liquidity position or borrowing capacity under its credit facilities. Additionally, it is excluded from the Company's financial results when evaluating financial covenants under its credit agreements.

Fourth quarter operating expenses totaled $28.6 million, excluding impairment charges and restructuring and other related charges. This represents a decrease of approximately $2.8 million compared to the third quarter of 2008.

Adjusted EBITDA, a non-GAAP financial measure, was $16.0 million in the fourth quarter or 26.3 percent of sales. The successful execution of cost reduction programs substantially mitigated the profit pressure associated with reduced sales levels. See the attached schedule for a reconciliation of GAAP results to adjusted EBITDA results.

“Our team made good progress on a number of fronts in the fourth quarter that resulted in a stronger balance sheet, exciting new product shipments, and important new customer projects,” said Thomas J. Vacchiano Jr., X-Rite’s CEO. “It is also important to note that Pantone’s brand, customer base and business model continue to be extremely valuable to X-Rite and will create a range of new opportunities for X-Rite by serving the complete value chain of many of our targeted markets.”

The Company’s cash balance increased to $50.8 million at the end of the fourth quarter from $50.1 million at the end of its third quarter. Improvements in working capital management contributed to this increase. Additionally, the Company substantially reduced its debt balance from $417.3 million at the end of the third quarter 2008 to $270.9 million at year end. This is primarily due to the successful recapitalization of the Company which closed in October 2008 and the monetization of the founders’ life insurance policies.

Full Year Results

The Company reported 2008 sales of $261.5 million for the full year, a decline of 7.7 percent from 2007 on a pro forma comparable basis, including Pantone. The net loss for the year was $117.8 million, or a loss of $3.12 per share. Impairment, acquisition, and other related charges were key contributors to this reported net loss for the year.

Adjusted EBITDA, as defined in X-Rite’s lender agreements, was $60.7 million for 2008, or 23.2 percent of sales, and favorable to our preliminary estimate. See the attached schedule for a reconciliation of GAAP results to adjusted EBITDA results.

“Despite the difficult challenges we faced in 2008, we never lost focus, and we continued to advance the business in many areas,” commented Brad Freiburger, Interim CFO for X-Rite. “Following the October 2008 recapitalization, we have a stronger balance sheet with improved liquidity, upgraded credit ratings, new lender covenants that are better aligned with our business expectations, an operating model with a lower cost basis, strengthened working capital management practices, and an opportunity for significant profit leverage looking forward.”

Outlook

On January 8th the Company announced a significant profit improvement plan designed to better align its cost structure with 2009 sales expectations. This program includes more than $20 million of new profit improvement actions that have been identified with a large portion already having been executed. Based on a present assessment for the first quarter, the Company expects first quarter 2009 sales to be 25 percent to 30 percent lower than the same period last year. This is broadly consistent with Company expectations. The Company went on to say that it is adjusting the extent and timing of its cost management actions to align with the shifting demands brought about by the current recession to maintain a healthy safety margin above its lender covenants.

“Despite the current economic challenges, we remain positive about X-Rite’s opportunities,” said Vacchiano. “We have a strong market leadership position, great products and services, and the liquidity to manage through the current economic conditions. Through the remarkable efforts of our employees, unwavering support of our customers and partners, and the compelling nature of X-Rite’s business opportunity, we are well-positioned for the future.”

Conference Call

The Company will conduct a live audio webcast discussing its fourth quarter and year end 2008 results on Tuesday, March 17, 2009 at 10:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer and Bradley J. Freiburger, the Company’s Interim Chief Financial Officer. To access this webcast, as well as all future webcasts, refer to the X-Rite corporate Web site at www.xrite.com. Select the Corporate/Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by X-Rite is “adjusted EBITDA”, which is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, sales of assets, and fees and expenses incurred in connection with the 2008 equity issuance to the extent deducted in the calculation of net income (loss).

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

Exhibit 1

Sales Results - 2008 Actual and 2007 Proforma
(in millions)

	2008 Actual
	Q1	Q2	Q3	Q4	YTD

Color Measurement	$54.1	$61.9	$51.2	$52.2	$219.4
Color Standards	11.8	11.6	10.1	8.6	42.1

Total	$65.9	$73.5	$61.3	$60.8	$261.5

	2007 Proforma
	Q1	Q2	Q3	Q4	Total

Color Measurement	$55.9	$59.8	$55.4	$64.1	$235.2
Color Standards	11.7	12.5	11.9	12.1	48.2

Total	$67.6	$72.3	$67.3	$76.2	$283.4

Exhibit 2

Consolidated Income Statement
(in thousands)

	2008	2008	2008	2008
	Q4 Actual	Q3 Actual	Q2 Actual	Q1 Actual

Net Sales	$60,828	$61,283	$73,461	$65,919

Cost of sales	26,162	25,930	31,080	26,508

Gross profit from continuing operations	34,666	35,353	42,381	39,411
	57.0%	57.7%	57.7%	59.8%

Restructuring and other related charges	(3)	22	117	232
Inventory valuation amortization	1,282	3,845	3,845	3,845
	1,279	3,867	3,962	4,077

Gross profit	33,387	31,486	38,419	35,334
	54.9%	51.4%	52.3%	53.6%

Operating Expenses
Selling and marketing	14,415	15,486	17,342	17,653
Research, development, and engineering	6,158	6,868	7,734	8,637
General and administrative	8,050	9,037	8,282	9,864
Restructuring and other related charges	290	(162)	4,606	1,158
Goodwill and indefinite-lived intangibles impairment	58,072	-	-	-
	86,985	31,229	37,964	37,312

Operating income (loss)	(53,598)	257	455	(1,978)

Other income (expense)
Interest expense, net	(10,759)	(12,326)	(11,167)	(11,999)
Other, net	(1,021)	845	152	(1,152)
Write-off of deferred financing costs	(3,824)	-	-	-
	(15,604)	(11,481)	(11,015)	(13,151)

Loss before income taxes	(69,202)	(11,224)	(10,560)	(15,129)

Income taxes	(4,551)	4,243	10,349	1,668

Net loss	$(64,651)	$(15,467)	$(20,909)	$(16,797)

Exhibit 3

Consolidated Balance Sheet
(in thousands)

	2008	2007

Cash	$50,835	$20,300
Accounts Receivable	36,849	47,050
Inventory	38,709	61,839
Other Current Assets	15,334	16,503
Goodwill and Other Intangible Assets	331,013	435,113
Other Non-Current Assets	71,714	74,019
Total Assets	544,454	654,824

Accounts Payable	11,605	17,724
Total Indebtedness	270,934	394,623
Other Liabilities	52,623	58,173
Total Liabilities	335,162	470,520

Shareholders' Investment	209,292	184,304

Total Liabilities and Shareholders' Investment	544,454	654,824

Exhibit 4

Credit Agreement EBITDA
(in thousands)

		2008	2008	2008	2008
		Q4 Actual	Q3 Actual	Q2 Actual	Q1 Actual

Net Loss		$(64,652)	$(15,467)	$(20,909)	$(16,797)

EBITDA Adjustments:
	Depreciation	1,158	2,262	1,640	1,938
	Amortization	5,319	5,315	4,608	5,970
	Restructuring and other related costs	668	861	4,722	1,390
	Inventory valuation amortization	1,282	3,845	3,845	3,845
	Share-based compensation (1)	1,052	804	1,008	1,118
	Investment in founders life insurance	9	489	73	927
	Net interest expense	14,478	12,377	11,107	11,857
	Currency (gain) loss	1,735	(725)	(63)	1,259
	Income taxes	(4,550)	4,243	10,349	1,668
	(Gain) loss on sale of assets	(804)	(1)	1	(17)
	Property tax assessment on former headquarters(2)	-	-	801	-
	Impairment of assets held for sale	364	-	-	-
	Expenses incurred in connection with equity issuance	104	-	-	-
	Change in accounting method	1,737	-	-	-
	Goodwill and indefinite lived intangibles impairment	58,072	-	-	-
		80,624	29,470	38,091	29,955

EBITDA based on credit agreement		15,972	14,003	17,182	13,158

Changes in credit agreement definition of EBITDA(3)		-	-	259	143

EBITDA based on amended credit agreement		$15,972	$14,003	$17,441	$13,301

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related charges" line.
(2)	The special property tax assessment relating to certain land improvements on the former headquarters was agreed upon by the lenders as an EBITDA add back.
(3)	EBITDA for the first two quarters of 2008 was originally calculated under the terms of the 2007 credit agreements.

Under the forbearance and amendment agreements the adjustment for founders life insurance is no longer limited to $1 million per year and mortgage interest is no longer excluded from the interest expense adjustment.

	These adjustments to the credit agreements resulted in an increase to EBITDA of $259k and $143k for the second and first quarters of 2008, respectively.

CONTACT:
X-Rite, Incorporated
Bradley J. Freiburger, Interim CFO
(616) 803-2143
bfreiburger@xrite.com